Exhibit 99.1

Contact: Don Watson (602) 631-7224

CSK Auto Corporation Reports Fourth Quarter and Fiscal 2003 Results; Record Annual Sales of $1,578 Million and Fourth Quarter Same Store Sales Increases of 8%

PHOENIX, AZ, March 18, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the fourth quarter and fiscal year ended February 1, 2004. The financial information described as being on a “comparable basis” is adjusted for certain items described below and in the footnotes of the accompanying chart entitled “Comparable Basis Financial Data”.

The Company noted the following highlights for the fourth quarter and fiscal year:

•	Net sales were $372.3 million for the quarter and a record $1,578.1 million for the full year;

•	Same store sales increased by 8.0% for the fourth quarter and 6.0% for the full year;

•	During the fourth quarter of fiscal 2003, we refinanced our debt, which is expected to provide us with pre-tax annual interest savings of between $11.0 million and $13.0 million or $0.14 to $0.17 per share; and

•	Adjusted free cash flow (a non-GAAP measure described below) for fiscal 2003 was $73.7 million.

Financial Results

Net sales for the thirteen weeks ended February 1, 2004 (the “fourth quarter of fiscal 2003”) increased $22.6 million to $372.3 million from $349.7 million for the thirteen weeks ended February 2, 2003 (the “fourth quarter of fiscal 2002”). Sales for the fiscal year ended February 1, 2004 (“fiscal 2003”) increased $71.5 million to $1,578.1 million from $1,506.6 million for the fiscal year ended February 2, 2003 (“fiscal 2002”). Same store sales increased 8.0% and 6.0% for the fourth quarter and fiscal year, respectively. The higher sales are a result of our continued efforts to increase our average sale per customer and to attract new customers to our stores through our new and innovative product offerings.

Gross profit increased $15.0 million to $187.2 million, or 50.3% of net sales for the fourth quarter of fiscal 2003 from $172.2 million or 49.2% of net sales for the fourth quarter of fiscal 2002. Gross profit increased $48.0 million to $748.2 million, or 47.4% of net sales, for fiscal 2003 from $700.2 million, or 46.5% of net sales, for fiscal 2002. As discussed previously during the year, we adopted Emerging Issues Task Force No. 02-16, (“EITF 02-16”) during the first quarter of fiscal 2003. EITF 02-16 required that certain vendor allowances previously recognized in operating and administrative costs be reflected in cost of sales. Adjusted gross profit percentages for the fourth quarter and full year of fiscal 2002 for the effect of EITF 02-16 would have been 51.8% and 47.8% of net sales, respectively. As previously stated, we have continued to offer new product offerings that carry higher dollar averages but lower gross profit margin rates.

Operating profit for the fourth quarter of fiscal 2003 totaled $18.3 million (4.9% of net sales) compared to $19.8 million (5.7% of net sales) for the fourth quarter of fiscal 2002. Operating profit for fiscal 2003 totaled $116.6 million (7.4% of net sales) compared to $102.5 million (6.8% of net sales) for fiscal 2002. Operating profit was negatively impacted during fiscal 2003 as a result of charges related to our recent refinancing and a closed store reserve adjustment (see discussion below). Operating profit was favorably impacted during fiscal 2003 as a result of higher gross margin dollars and the leveraging of fixed costs over the rising net sales. On a comparable basis, operating profit for the fourth quarter of fiscal 2003 increased to $32.4 million from $30.8 million in the fourth quarter of fiscal 2002. On a comparable basis, operating profit for fiscal 2003 increased to $130.9 million from $114.6 million in fiscal 2002.

GAAP net loss for the fourth quarter of fiscal 2003 was $22.6 million, or $(0.49) per diluted common share, compared to net income of $3.7 million, or $0.08 per diluted common share, for the fourth quarter of fiscal 2002. On a comparable basis, net income increased to $13.4 million, or $0.29 per diluted common share, in the fourth quarter of fiscal 2003 from $10.8 million, or $0.24 per diluted common share, in the fourth quarter of fiscal 2002.

GAAP net income for fiscal 2003 was $10.8 million, or $0.23 per diluted common share, compared to GAAP net income of $21.8 million, or $0.54 per diluted common share, in fiscal 2002. On a comparable basis, net income for fiscal 2003 was $49.5 million, or $1.08 per diluted common share, compared to net income of $34.2, or $0.81 per diluted common share for fiscal 2002.

Other key financial performance indicators which have shown improvement year-over-year include: (1) net cash provided by operating activities which increased by $14.7 million to $50.6 million in fiscal 2003 from $35.9 million in fiscal 2002; (2) capital expenditures increased to $16.1 million in fiscal 2003 from $9.6 million in fiscal 2002; (3) adjusted free cash flow (a non-GAAP measure defined below) increased $43.0 million to $73.7 million in fiscal 2003 from $30.7 million in fiscal 2002; and (4) net debt (a non-GAAP measure defined below) was reduced by $26.4 million in fiscal 2003 to $483.0 million from $509.4 million in fiscal 2002. Additional information on these items is presented in the attached tables.

In January 2004, we completed a refinancing of our debt that included the redemption of approximately 94% of our outstanding $280.0 million 12% senior notes and the issuance of $225.0 million 7% senior subordinated notes. In addition, we amended our bank credit facility, increasing our credit line by $75.0 million and reducing our interest rate spread by 50 basis points. As a result of the refinancing, we expect pre-tax annual savings of approximately $11.0 million to $13.0 million in interest expense, or $0.14 to $0.17 per share (assuming 47 million shares outstanding). In conjunction with these transactions, we incurred a loss on debt retirement during the fourth quarter of fiscal 2003 of approximately $45.2 million that included early redemption premiums, underwriting and bank fees and the write-off of certain financing fees and other costs. In addition, approximately $1.8 million of indirect costs related to these transactions were expensed as operating and administrative expenses.

The refinancing completed in the fourth quarter and the ongoing improvement in our operating results have increased our cash flow and financial flexibility, enabling us to pursue an alternate strategy to reduce our current portfolio of closed stores, which includes lease buyouts and foregoing lease extensions on locations that we currently sublease at a marginal profit. This change in strategy requires us to establish a new closed store reserve based upon the guidance in Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (FAS 146) which became effective January 1, 2003, and reverse the existing closed store reserve which was previously established under EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. FAS 146 requires that costs under a lease contract for a closed store be recognized at fair value and that the amount of remaining lease payments owed be reduced by estimated sublease income (but not to an amount less than zero). This change in methodology has resulted in a fourth quarter non-cash charge of approximately $12.2 million. The charge reflects the elimination of net sublease income (leases with incremental estimated sublease income in excess of the costs of the original lease) from the reserve, partially offset by the discounting of net cash outflow. Sublease income in excess of costs associated with the lease will be recognized in future periods as it is earned.

Outlook

For fiscal year 2004, we are forecasting same store sales increases in the low-to-mid single digit range and we are expecting to open or relocate 45 stores. As a result of our projected sales increase and the impact of reduced interest expense resulting from our refinancing, we have revised our previous guidance of net income between $65.0 million and $69.0 to net income between $66.0 million and $69.0 million. This will result in diluted earnings per common share of between $1.42 and $1.47, assuming approximately 47.0 million diluted shares outstanding. This assumes that diluted earnings per common share for the first quarter of fiscal 2004 will be between $0.26 and $0.28. Free cash flow (as defined below) in fiscal year 2004 is expected to be between $75.0 and $85.0 million. We expect to use this excess cash primarily to reduce outstanding debt.

Conference Call

In conjunction with this release, the Company will hold a conference call on Thursday March 18, 2004 at 5:00 p.m. (ET) for the investing public. Investors may listen to a simultaneous web cast at www.cskauto.com. Click on “Company,” “Investor Relations,” then click “Conference Call.” This web cast will be archived for five days. Interested parties may hear a replay of the conference call from 6:00 p.m. (ET) Thursday March 18, 2004 through 8:00 p.m. (ET) Friday, March 19, 2004 by dialing (877) 519-4471, passcode 4536362. (If retrieving digital replay outside of the U.S. please dial (973) 341-3080, passcode 4536362.)

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of February 1, 2004, the Company operated 1,114 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands except per share amounts)

	Thirteen Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2004	2003	2004	2003
Net sales	$372,343	$349,745	$1,578,056	$1,506,646
Cost of sales	185,098	177,537	829,900	806,461

Gross profit	187,245	172,208	748,156	700,185
Other costs and expenses:
Operating and administrative	156,613	147,948	618,879	592,630
Store closing and other restructuring costs	12,330	4,475	12,669	5,026

Operating profit	18,302	19,785	116,608	102,529
Interest expense, net	11,408	14,060	50,991	62,261
Loss on debt retirement	45,179	—	49,494	6,008

Income (loss) before income taxes	(38,285)	5,725	16,123	34,260
Income tax benefit (expense)	15,703	(2,066)	(5,326)	(12,448)

Net income (loss)	$(22,582)	$3,659	$10,797	$21,812

Basic earnings per share:
Net income (loss)	$(0.49)	$0.08	$0.24	$0.54

Shares used in computing per share amounts.	46,440	45,147	45,658	40,635

Diluted earnings per share:
Net income (loss)	$(0.49)	$0.08	$0.23	$0.54

Shares used in computing per share amounts.	46,440	45,238	45,964	40,752

     During the periods presented, we incurred certain costs which we have excluded below for comparability. In order to evaluate our operating performance, we have adjusted net income (loss) to remove the effect of these non-comparable items to more accurately compare our operating performance from period to period.

	Comparable Basis Financial Data
	Thirteen Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2004	2003	2004	2003
GAAP operating profit	$18,302	$19,785	$116,608	$102,529
Non-comparable items:
Retirement agreement (1)	—	1,500	—	1,500
Workers compensation (2).	—	4,900	—	4,900
Loss on sale or closing of stores (3)	12,203	4,376	12,203	5,223
Secondary offering costs (4)	58	214	240	479
Indirect refinancing costs (5)	1,827	—	1,827	—

Comparable operating profit	$32,390	$30,775	$130,878	$114,631

GAAP income (loss) before income taxes	$(38,285)	$5,725	$16,123	$34,260
Items 1-5 above	14,088	10,990	14,270	12,102
Loss on debt retirement (6)	45,179	—	49,494	6,008
Interest expense (7)	—	170	—	1,701

Comparable income before income taxes	20,982	16,885	79,887	54,071
Income tax expense, adjusted	(7,622)	(6,093)	(30,388)	(19,828)

Net income – comparable basis	$13,360	$10,792	$49,499	$34,243

Diluted earnings per share – comparable basis:
Net income – comparable basis	$0.29	$0.24	$1.08	$0.81

Shares used in computing per share amounts (8)	46,815	45,238	45,964	42,321

     Non-comparable items consist of the following: (1) $1.5 million non-cash charge relating to the vesting of a supplemental executive retirement agreement for the Company’s chairman; (2) $4.9 million of worker’s compensation expense reflecting increased loss reserves for claims incurred during plan years 1999 through 2001 and claims relating to the acquired PACCAR stores, in response to increasing medical and claims costs, primarily in California; (3) $12.2 million of closed store charges in fiscal 2003 due to our change in strategy and $4.4 of closed store charges in fiscal 2002 due to revisions in reserves primarily relating to longer than anticipated vacancy periods for our closed stores as a result of the economic slowdown and in fiscal 2002 and $0.8 million for a loss related to the sale of certain Texas stores; (4) costs related to secondary stock offerings in January 2004, September 2003 and July 2002; (5) $1.8 million of indirect costs associated with our January 2004 refinancing; (6) $45.2 million of charges relating to redemption premiums, the write-off of certain financing fees and other costs related to our January 2004 refinancing, $4.3 million of charges for the write-off of certain financing fees and other costs related to our redemption of the balance of our 11% senior subordinated notes and establishment of our new credit facility in June 2003, and $6.0 million of charges relating to redemption premiums, the write-off of certain financing fees and other costs related to the redemption of our 11% senior subordinated notes in July 2002; (7) $0.2 million of interest relating to the vesting of a supplemental executive retirement agreement for the Company’s chairman, $1.2 million of interest related to the $50.0 million convertible subordinated debentures which were converted in May 2002 and $0.3 million of additional interest paid due to a required notice period prior to retiring the $71.7 million of 11% senior subordinated notes; and (8) share count used in computing per share amounts for the fiscal period ending February 2, 2003 assumes that the conversion of our $50.0 million subordinated debentures in May 2002 occurred at the beginning of the fiscal year.

Selected Financial Data:
($ in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	February 1, 2004	February 2, 2003	February 1, 2004	February 2, 2003
Cash	$37,221	$15,519	$37,221	$15,519
FIFO inventory	$551,951	$560,000	$551,951	$560,000
Accounts payable	$176,445	$164,430	$176,445	$164,430
Interest expense, net	$11,408	$14,060	$50,991	$62,261
Capital expenditures	$5,488	$3,892	$16,056	$9,573
Availability under revolving credit facility	$120,068	$54,698	$120,068	$54,698
Total debt (including current maturities)	$520,270	$524,967	$520,270	$524,967
Net debt (total debt less cash)	$483,049	$509,448	$483,049	$509,448
EBITDA (as adjusted)	$40,727	$39,580	$165,111	$150,197
EDITDAR (as adjusted)	$69,128	$68,211	$279,493	$265,197

We regularly utilize non-GAAP financial measures (“these measures”) such as EBITDA (including EBITDA, as adjusted), EBITDAR (including EBITDAR, as adjusted), free cash flow (including free cash flow, as adjusted) and net debt. We believe these measures are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use these measures, in addition to operating income and cash flows from operating activities, to assess our performance relative to our competitors and relative to our own performance in prior periods. In addition, EBITDA, as adjusted, and EBITDAR, as adjusted, are used to monitor compliance with certain of our financial covenants under our senior credit facility.

These measures do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. These measures and the associated year-to-year trends should not be considered in isolation. These measures may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using these measures.

EBITDA, as adjusted, and EBITDAR, as adjusted, are calculated as follows ($ in thousands):

	Thirteen Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2004	2003	2004	2003
Calculation of EBITDA, as adjusted and EBITDAR, as adjusted:
Income (loss) before income taxes	$(38,285)	$5,725	$16,123	$34,260
Interest expense, net	11,408	14,060	50,991	62,261
Depreciation	7,291	7,802	30,290	31,746
Amortization (net of deferred financing costs)	1,046	1,003	3,943	3,820

EBITDA	(18,540)	28,590	101,347	132,087

Non-comparable items (1)	59,267	10,990	63,764	18,110

EBITDA (as adjusted)	40,727	39,580	165,111	150,197

Rent expense	28,401	28,631	114,382	115,000

EBITDAR (as adjusted)	$69,128	$68,211	$279,493	$265,197

(1)	Excludes interest of $170 in the thirteen weeks ended February 2, 2003 and $1,701 in the fiscal year ended February 2, 2003, which are included in the interest expense, net of $14,060 and $62,261 respectively.

The items excluded from EBITDA, as adjusted, and EBITDAR, as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, as adjusted, and EBITDAR, as adjusted, have been calculated in accordance with the terms of our senior credit facility. The presentation is not intended to be a measure of GAAP performance.

EBITDA can be reconciled to net cash provided by operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:
	Thirteen Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2004	2003	2004	2003
EBITDA	$(18,540)	$28,590	$101,347	$132,087
Cash interest payments	(23,047)	(17,678)	(51,581)	(57,315)
Cash tax payments	(757)	(383)	(2,166)	(383)
Other non-cash expenses	514	979	3,055	1,748
Other changes in operating assets and liabilities	33,381	3,524	(41)	(40,218)

Net cash flow provided by (used in) operating activities	$(8,449)	$15,032	$50,614	$35,919

We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. We adjusted free cash flow for premiums paid on the early retirement of debt to compare free cash flow as generated by our normal operations. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash Flow:
	Fiscal Year Ended
	February 1,	February 2,
	2004	2003
Net cash provided by operating activities	$50,614	$35,919
Cash paid for capital expenditures	(16,056)	(9,573)

Free cash flow	34,558	26,346

Cash paid on early retirement of debt.	39,176	4,368

Adjusted free cash flow	$73,734	$30,714

We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:
	Fiscal Year Ended
	February 1,	February 2,
	2004	2003
Total debt (including current maturities)	$520,270	$524,967
Cash and cash equivalents	(37,221)	(15,519)

Net debt	$483,049	$509,448